Exhibit 5.1

December     , 2011

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to S&T Bancorp, Inc., a Pennsylvania corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,335,172 shares of the Company’s common stock, $2.50 par value per share (the “Common Stock”), to be issued by the Company in connection with the merger of Mainline Bancorp, Inc., a Pennsylvania corporation (“Mainline”), with and into the Company (the “Merger”).

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (collectively, the “Documents”):

(a)	the Agreement and Plan of Merger, dated September 14, 2011 (the “Agreement”);

(b)	the Registration Statement;

(c)	the Certificate of Good Standing from the Department of State of the Commonwealth of Pennsylvania, dated November 30, 2011;

(d)	the Articles of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof;

(e)	the Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof; and

(f)	the Resolutions of the Board of Directors, adopted on September 12, 2011, as certified by the Secretary of the Company, as of the date hereof.

S&T Bancorp, Inc.

December [    ], 2011

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Pennsylvania Business Corporation Law (the “PBCL”) as in effect on this date. We are not members of the Bar of the Commonwealth of Pennsylvania and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to the PBCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

S&T Bancorp, Inc.

December [    ], 2011

Based on the foregoing, upon the assumptions that there will be no material changes in the Documents, we are of the opinion that the 1,335,172 shares of the Company’s Common Stock included in the Registration Statement that may be issued to the holders of Mainline common stock in connection with the Merger, have been duly authorized by the Company and that, when issued to such shareholders in accordance with the terms of the Agreement upon consummation of the Merger, such shares of the Company’s Common Stock will be validly issued, fully paid and nonassessable under the PBCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

***********

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                             Very truly yours,